Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

PGI News Release

Polymer Group, Inc. Announces First Quarter Results

For Immediate Release

Tuesday, May 3, 2005

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced results of operations for the first quarter ended April 2, 2005.

Operational highlights included:

•                  First quarter sales grew 18.5% to $244.4 million compared to the first quarter of 2004.

•                  First quarter gross profit of $43.9 million increased 15.6% over the prior year comparable period of $38.0 million.

•                  The company continued its bottom-line profitability improvement with net income for the quarter of $5.2 million compared to a loss of $8.8 million in the first quarter of 2004.

Net sales for the first quarter of 2005 were $244.4 million compared to $206.2 million in the first quarter of 2004.  Sales growth was driven by higher volumes in each region of the world in which the company operates and by increased selling prices implemented to partially offset rising raw material costs.

Gross profit was $43.9 million for the first quarter, representing a gross profit margin of 18.0% compared to $38.0 million and 18.4%, respectively, for the same period in 2004.  The company continued to improve product mix and manufacturing efficiencies during the quarter. However, the gross margin as a percent of sales decreased slightly, reflecting the negative impacts of raw material cost increases which offset higher selling prices.

Operating income for the first quarter of 2005 was $16.4 million compared to $10.8 million for the first quarter of 2004, a 52.9% increase driven primarily by higher volumes and an improved product mix.  Operating income in the first quarter of 2004 included $0.6 million of plant realignment costs.  Additionally, operating income benefited from the company’s ability to continue to control costs as evidenced by selling, general and administrative expenses as a percent of sales decreasing from 12.9% during the first quarter of 2004 to 11.2% for the first quarter of 2005.

Net income for the quarter was $5.2 million compared to a loss of $8.8 million during the first quarter of 2004.  Contributing to the increase in bottom-line profitability was a $7.3 million reduction of interest expense as a result of the refinancing of the company’s senior bank debt in April 2004.  After $2.4 million of accrued dividends on the company’s PIK preferred stock, the company reported income available to common shareholders for the quarter of $2.8 million compared to the loss of $8.8 million the prior year.

Polymer Group’s Chief Executive Officer, James L. Schaeffer, stated, “Our business remained strong during the first quarter of 2005.  We achieved broad-based improvement in each area of our business over the prior year and produced bottom-line profitability through improvements in our product mix and manufacturing efficiencies.  With three large capacity expansion projects underway, we are focused on maintaining a strong foundation for continued growth and improvement.”

In light of the company’s strong performance and financial condition, as reflected in the first quarter and prior period results, the company has retained JP Morgan Securities Inc. as its financial advisor to assist the company in evaluating various strategic alternatives in order to maximize shareholder value, which could include, among other things, the sale or recapitalization of the company.  This action is also a result of the company’s desire to provide the existing majority stockholder with liquidity alternatives consistent with the stockholder’s overall fund mandate.  The company expects to complete its review of strategic alternatives in the near future.  However, there can be no assurance that this process will result in any transaction or transactions taking place or being completed.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: uncertainty regarding the effect or outcome of the company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R  G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended April 2, 2005,

Three Months Ended April 3, 2004

(In Thousands, Except Per Share Data)

	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Net sales	$244,361	$206,242

Cost of goods sold	200,444	168,266

Gross profit	43,917	37,976

Selling, general and administrative expenses	27,467	26,633

Plant realignment costs	4	584

Operating income	16,446	10,759

Other expense (income):
Interest expense, net	7,866	15,177
Minority interests	934	482
Foreign currency and other	(315)	1,385
	8,485	17,044

Income (loss) before income tax expense	7,961	(6,285)

Income tax expense	2,795	2,485

Net income (loss)	5,166	(8,770)

Accrued dividends on PIK preferred shares	2,358	—

Income (loss) applicable to common shareholders	$2,808	$(8,770)

Average common shares outstanding	10,418	8,787

Income (loss) per common share:
Basic	$0.27	$(1.00)

Diluted	$0.27	$(1.00)

Selected Financial Data

Depreciation and amortization expense included in operating income	$13,157	$12,677

Amortization of loan acquisition costs	$505	$472

Capital expenditures	$10,095	$4,504

P O L Y M E R  G R O U P,  I N C.

Condensed Consolidated Balance Sheets

(In Thousands)

	April 2,	January 1,
	2005	2005
	(Unaudited)

A S S E T S

Current assets
Cash and cash equivalents	$21,618	$41,296
Accounts receivable, net	132,893	112,286
Inventories	112,466	106,349
Other	40,228	37,366
Total current assets	307,205	297,297

Property, plant and equipment, net	395,858	402,603
Intangibles and loan acquisition costs, net	47,340	48,819
Other assets	6,553	4,634
Total assets	$756,956	$753,353

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Current liabilities
Accounts payable	$61,683	$63,773
Accrued expenses and other	45,975	35,792
Current portion of long-term debt and short term borrowings	9,593	10,394
Total current liabilities	117,251	109,959

Long-term debt	402,806	403,560
Other noncurrent liabilities	86,083	92,787
Total liabilities	606,140	606,306
Minority interests	15,557	14,912

16% Series A convertible pay-in-kind preferred shares	60,639	58,286

Shareholders’ equity	74,620	73,849
Total liabilities and shareholders’ equity	$756,956	$753,353